EXHIBIT 11.1-STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                       Three Months Ended
                                                            March 31,
                                                           (unaudited)
NET INCOME FOR COMPUTATION
        OF PER SHARE AMOUNTS
                                                        1997         1996
                                                    ----------   -----------
Net Income attributable to common stock-- primary
        and fully diluted                           $  406,000   $    2,000
                                                    ==========   ==========

PRIMARY

Average shares outstanding                           5,995,723    6,000,000

Net effect of dilutive  stock  options--based
    on the Treasury  Stock Method
    using average market price                               0       26,583
                                                    ----------   ----------
        TOTAL                                        5,995,723    6,026,583

PER SHARE AMOUNT(1)                                 $     0.07   $     0.00
                                                    ==========   ==========
FULLY DILUTED

Average shares outstanding                           5,995,723    6,000,000

Net effect of dilutive  stock  options--based
    on the Treasury  Stock Method
    using the quarter-end market price if higher
    than average market price                                0       26,583
                                                    ----------   ----------
        TOTAL                                        5,995,723    6,026,583

PER SHARE AMOUNT(1)                                 $     0.07   $     0.00
                                                    ==========   ==========


(1) Aggregate dilution from stock options is less than three percent of earnings per common share outstanding and therefore need not be reported for either primary or fully diluted earnings per share.